UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Check the appropriate box:

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

ENERGY VAULT HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362

LETTER TO STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Energy Vault Holdings, Inc. on Friday, May 29, 2026, at 12:00 pm Eastern Time. The annual meeting will be a completely “virtual” meeting. You will be able to attend the annual meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting http://www.virtualshareholdermeeting.com/NRGV2026 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.

Details regarding admission to the annual meeting and the business to be conducted at the annual meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the annual meeting, your vote is important and we encourage you to vote promptly. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting. For specific instructions on voting, please refer to the instructions on your enclosed proxy card. If you attend the annual meeting, you will have the right to revoke the proxy and vote your shares virtually at the meeting. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

Sincerely yours,

/s/ Robert Allen Piconi

ROBERT ALLEN PICONI
CHAIRMAN, CO-FOUNDER AND CHIEF EXECUTIVE OFFICER

ENERGY VAULT HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FRIDAY, MAY 29, 2026

When	Friday, May 29, 2026, at 12:00 p.m. ET		How to Vote in Advance

Where	Virtually at http://www.virtualshareholdermeeting.com/NRGV2026	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

Proposal 1	Election of three nominees named in the proxy statement to serve as Class II directors until the 2029 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2026. The Board of Directors recommends a vote “FOR” Proposal 2.	By Phone	You can vote your shares by calling 1-800-690-6903

	Any other business which may properly come before the annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.		Your vote is important. Please vote as soon as possible by one of the methods shown above. Be sure to have your proxy card, voting instruction form or Notice of Internet Availability in hand and follow the below instructions:

Who Can Vote	Only owners of record of the Company’s issued and outstanding common stock as of the close of business on March 31, 2026. Each share of common stock is entitled to one vote.		IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FRIDAY, MAY 29, 2026.

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 17, 2026.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (or “SEC”), we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices during regular business hours for a period of 10 days prior to the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at http://www.virtualshareholdermeeting.com/NRGV2026 during the Annual Meeting.

ENERGY VAULT HOLDINGS, INC.
BY ORDER OF THE BOARD OF DIRECTORS

/s/ Robert Allen Piconi

ROBERT ALLEN PICONI
CHAIRMAN, CO-FOUNDER AND CHIEF EXECUTIVE OFFICER

Westlake Village, California

TABLE OF CONTENTS

ENERGY VAULT HOLDINGS, INC.

4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362

PROXY STATEMENT SUMMARY

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Energy Vault Holdings, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders. This Proxy Statement and related materials are first being mailed to stockholders on or about April 17, 2026. References in this Proxy Statement to “we,” “us,” “our,” or the “Company” refer to Energy Vault Holdings, Inc. and its consolidated subsidiaries, and references to the “Annual Meeting” are to the 2026 annual meeting of stockholders or any adjournments or postponements thereof. When we refer to the Company’s fiscal year, we mean the annual period ended on December 31, 2025.

This summary highlights information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Our Annual Meeting

Date and Time	May 29, 2026, at 12:00 pm ET	Place	Virtually at http://www.virtualshareholdermeeting.com/ NRGV2026

Record Date	March 31, 2026	Who Can Vote	Only owners of record of the Company’s issued and outstanding Common Stock as of the close of business on March 31, 2026. Each share of Common Stock is entitled to one vote.

Number of Shares Outstanding as of Record Date	Number of Shares Outstanding as of Record Date 174,146,636 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the two proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting, you should vote by using one of the methods described in these proxy materials. You may vote your shares at the Annual Meeting by voting via the Internet or by telephone as described in these proxy materials or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee. A list of all stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices during regular business hours for a period of 10 days prior to the Annual Meeting. The list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders of record at http://www.virtualshareholdermeeting.com/NRGV2026 during the Annual Meeting.

Item	Proposal		Board Vote Recommendations	Page #
1	Election of three Class II directors to serve until the 2029 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified	☐	“FOR” each director nominee	6

2	Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm of the Company for 2026	☐	“FOR”	20

Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting online and voting. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.

The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We have retained Alliance Advisors for the solicitation of proxies for a fee of $13,000 plus out-of-pocket expenses. In addition, we may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

Election of three Class II Directors	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” EACH DIRECTOR NOMINEE

Name	Age	Director Since	Primary Occupation	Board of Directors
Stephanie Unwin	55	2024	Chief Executive Officer of Arc Infrastructure	✓
Theresa Fariello	65	2023	EVP Government Affairs & Global Public Policy for United Airlines	✓
Thomas Ertel	70	2022	Retired; Former Partner at Ernst & Young, LLP	✓

Ratification of Appointment of Independent Registered Public Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C.

Quorum Requirements

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority in voting power of the shares of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting must be present online or represented by proxy. Shares represented by proxies that reflect votes withheld, abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If, however, such quorum is not present or represented at the Annual Meeting, then either (i) the chairperson of the meeting or (ii) the stockholders entitled to vote at the meeting, present or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

Required Vote

Each share of our Common Stock outstanding on the record date is entitled to one vote on each of the three Class II director nominees, or Proposal 1. Each share of our Common Stock outstanding on the record date is entitled to one vote on Proposal 2, ratification of the appointment of BDO USA, P.C.

Director nominees in Proposal 1 will be elected by a plurality of the votes cast in respect of the shares present online or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class II directors. Approval of Proposal 2 requires the affirmative vote of the holders a majority of the votes cast at the Annual Meeting.

A “vote withheld,” in the case of Proposal 1, or an “abstention,” in the case of Proposal 2, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes that are withheld will have no effect on the election of directors. Abstentions will have no effect on the ratification of the appointment of BDO USA, P.C.

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other nominee holding the shares as to how to vote on matters deemed “non-routine” by stock exchange rules and regulations. Proposal 2 regarding ratification of the appointment of our independent auditors is a routine matter. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares of common stock on Proposal 2 without instructions as to how the shares should be voted. Accordingly, we do not expect there to be any broker non-votes for Proposal 2. However, if your shares are held in an account at a bank or brokerage firm, that bank or brokerage will not be permitted to vote your shares of common stock with respect to Proposal 1, which is a “non-routine” matter, unless you provide instructions as to how your shares should be voted. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual Annual Meeting. Broker non-votes will have no effect on Proposal 1.

How to Vote

Stockholders of Record.

If you are a stockholder of record, you may vote:

●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;

●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;

●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or

●	by Internet during the Annual Meeting—If you attend the Annual Meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the Annual Meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 28, 2026. To participate in the Annual Meeting, including to vote via the Internet during the Annual Meeting, you will need the 16-digit control number included on your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank, broker, or other agent, you will receive instructions on how to vote from the bank, broker, or other agent. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks, brokers, or other agents. If your shares are not registered in your own name (i.e., you are not a stockholder of record) and you would like to vote your shares online at the Annual Meeting, you should contact your bank, broker, or other agent to obtain your 16-digit control number or otherwise vote through the bank, broker, or other agent. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting and/or vote over the Internet.

How to Change vote after proxy is submitted

If you are a registered stockholder or a stockholder of record, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;

●	by granting a subsequent proxy through the Internet at www.proxyvote.com or telephone by calling 1-800-690-6903;

●	by giving timely written notice of revocation to the Secretary of Energy Vault Holdings, Inc. prior to the Annual Meeting, either by writing to our offices at 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362 or writing to annualmeeting@energyvault.com;

●	or by voting by Internet during the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy. In order to revoke your proxy, you must revoke your proxy prior to the Annual Meeting using one of the methods listed above.

If you are a beneficial holder of shares or if your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other agent, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank, broker or other agent.

Technical Difficulties during the Meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting website. If you encounter any difficulties checking in to or during the Annual Meeting, please call the technical support number that will be posted on the Annual Meeting platform login page.

Question and answer session during the Annual Meeting

As part of the Annual Meeting, we will hold a Q&A session, during which we intend to answer appropriate questions submitted by stockholders during the Annual Meeting that are pertinent to the Company and the Annual Meeting matters. The Company will endeavor to answer as many questions submitted online during the Annual Meeting by stockholders as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	Irrelevant to the business of the Company or to the business of the Annual Meeting;

●	Related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;

●	Related to any pending, threatened or ongoing litigation;

●	Related to personal grievances;

●	Derogatory references to individuals or that are otherwise in bad taste;

●	Substantially repetitious of questions already made by another stockholder;

●	In excess of the two per person limit;

●	In furtherance of the stockholder’s personal or business interests; or

●	Out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chairman or Secretary in their reasonable judgment.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail prior to May 16, 2026 or electronically by email on an ongoing basis by going to www.proxyvote.com and following the instructions, or calling 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates or changes such election. Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “2025 Annual Report”) have each been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this Proxy Statement and our 2025 Annual Report should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF THREE CLASS II DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RE-ELECTION OF EACH OF THE CLASS II DIRECTOR NOMINEES LISTED BELOW.

General

Our Second Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) provides for a classified board of directors consisting of three classes of directors, with each class serving staggered three-year terms and a nearly equal number of board members in each class, as determined by our Board. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors has nominated Stephanie Unwin, Theresa Fariello and Thomas Ertel as Class II directors with a term that will expire at the Annual Meeting and, if elected at the Annual Meeting, whose subsequent term will expire at the 2029 annual meeting of stockholders. Robert Piconi and Dylan Hixon are Class III directors with a term that expires at the 2027 annual meeting of stockholders. Larry Paulson and Mary Beth Mandanas are Class I directors with a term that expires at the 2028 annual meeting of stockholders. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Company entitled to vote thereon.

On the recommendation of the nominating and corporate governance committee of our Board of Directors, our Board of Directors, including its independent directors, selected and approved Stephanie Unwin, Theresa Fariello and Thomas Ertel as nominees for election as Class II directors, the class being elected at the Annual Meeting, each to serve for a term of three years, expiring at the 2029 annual meeting of the stockholders or until his or her successor is duly appointed or elected and qualified or until his earlier death, resignation or removal. We are not aware of any arrangements or understandings between the director nominees and any other person pursuant to which such persons were selected as a director nominee.

Stephanie Unwin, Theresa Fariello, and Thomas Ertel currently serve as members of our Board of Directors and have agreed to serve if reelected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. The proxy cannot be voted for a greater number of persons than three.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the election of the Class II director nominees, Stephanie Unwin, Theresa Fariello and Thomas Ertel. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of all the Class II director nominees.

Directors and Nominees

The following table and biographical information sets forth certain information about Stephanie Unwin, Theresa Fariello and Thomas Ertel as well as the continuing directors. Such information is current as of the Record Date. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business. There is no family relationship between any of our executive officers, directors, or director nominees.

Name	Age	Position	Director Since
Robert Piconi	55	Chief Executive Officer and Director	2022
Larry M. Paulson	72	Director	2020
Theresa Fariello	65	Director	2023
Dylan Hixon	59	Director	2025
Thomas Ertel	70	Director	2022
Mary Beth Mandanas	60	Director	2022
Stephanie Unwin	55	Director	2024

Nominees for Election to the Board of Directors

Class II Directors

Stephanie Unwin has been a member of the Board since March 2024. She has served as the Chief Executive Officer of Arc Infrastructure, a leader in the managing rail freight network in Western Australia, since August 2025. Prior to this, Ms. Unwin served as the Chief Executive Officer at Horizon Power from March 2019 to July 2025, where she led the company through a rapidly changing energy landscape and positioned the company for long-term growth while accelerating decarbonization projects across Western Australia. From 2018 to 2019, Ms. Unwin served as General Manager of Transformation and Technology at CBH Group. From 2017 to 2018, Ms. Unwin served as Chief Executive Officer and Managing Director at Phylogica. Prior to her role at Phylogica, Ms. Unwin served in multiple executive-level roles at Synergy and Verve Energy (“Verve”) prior to Synergy’s merger with Verve, including General Manager of Retail, General Manager of Commercial and Chief Transformation Officer. Synergy is Western Australia’s largest energy generator and retailer to industrial and consumer customers. Ms. Unwin has been recognized as a dynamic leader within the energy and renewables sectors, including being named one of Western Australia’s most influential business leaders in Business News’ Power 500. Ms. Unwin also has significant experience serving other boards of publicly-listed companies, including Alacer Gold Corp, Zenith Energy, Integra Mining Limited and several non-listed joint ventures. Ms. Unwin received undergraduate degrees in economics and law from Murdoch University. We believe Ms. Unwin is well qualified to serve as a director on our Board due to her extensive executive leadership experience, deep expertise in renewable energy, and her significant service on the boards of publicly listed and private companies.

Theresa Fariello has been a member of our Board since February 2023. She has served as Executive Vice President of Government Affairs & Global Public Policy for United Airlines (Nasdaq: UAL) since 2017. In this role, she leads United Airlines’ federal, state, local, and international government engagement, including environmental affairs. Prior to her role at United Airlines, Ms. Fariello served a sixteen-year tenure at ExxonMobil (NYSE: XOM), where she advised executive leadership on key governmental and policy matters. Prior to her time at ExxonMobil, Ms. Fariello served as Deputy Assistant Secretary for International Energy Policy in the Office of International Affairs at the U.S. Department of Energy and held senior leadership positions at Occidental Petroleum Corporation (NYSE: OXY). Ms. Fariello received her undergraduate degree in political science from George Washington University. She also holds a Master of Laws in International and Comparative Law from Georgetown University Law Center, as well as a Juris Doctorate from George Mason University School of Law. We believe Ms. Fariello is well qualified to serve as a director on our Board because of her substantial experience in government affairs and public policy at leading public companies.

Thomas Ertel has been a member of our Board of Directors since February 2022. He was a Partner at Ernst & Young, LLP, an accounting firm, from June 2002 until his retirement from full-time employment in June 2017. Prior to that, Mr. Ertel spent 25 years, including 13 years as Partner, with Arthur Andersen, LLP, an accounting firm. From October 2017 until his retirement in April 2025, Mr. Ertel has served as Senior Vice President and Chief Accounting Officer of Strada Education Foundation, a nonprofit organization that strengthens America’s pathways between education and employment. From December 2017 through September 2021, he served as a director on the board of directors of Blackbaud, Inc. (Nasdaq: BLKB). Mr. Ertel holds a BS in Accounting from Ball State University and has maintained an active CPA license in the State of Indiana since 1980. We believe Mr. Ertel is well qualified to serve as a director on our Board because of his management skills and because of his knowledge and experience in accounting and corporate transactions.

Continuing Members of the Board of Directors

Class I Directors

Larry Paulson has served as a member of our Board of Directors since February 2022 and previously served as a director and non-executive Chairman of our predecessor, Novus Capital Corporation II, a special purpose acquisition company, from its inception in September 202 until its merger with legacy Energy Vault in February 2022. Mr. Paulson co-founded Novus Capital Corporation, a special purpose acquisition company, and served as its Chief Executive Officer and a director from its inception in March 2020 until its business combination with AppHarvest, Inc. (Nasdaq: APPH) in January 2021. Mr. Paulson has served as a managing member of Novus Capital Associates, LLC, an investment firm, since its formation in October 2020. He has also served as principal and founder of Rancho Santa Fe Solutions, a wireless industry consulting company he founded in February 2010. From 2013 to January 2020, Mr. Paulson was with Qualcomm (Nasdaq: QCOM) where he served as Vice President of Product Management (from 2013 to 16), Vice President and President India and SAARC (from 2016 to 2018) and Vice President Sales NA and Australia (from 2018 to Jan 2020). Prior to Qualcomm, he served as Executive Vice President and Chief Marketing Officer of Brightpoint, Inc., a provider of worldwide distribution and integrated logistics services to the wireless communications industry, from 2011 to 2013. Prior to that he served with Nokia (NYSE: NOK) from 1987 to 2009 where he had numerous roles including global Senior Vice President and General Manager CDMA Product line. Mr. Paulson holds a BA in Communications from Point Park University. We believe Mr. Paulson is well qualified to serve as a director on our Board because of his more than thirty years of global senior management positions in the tech industry with expertise in wireless communications.

Mary Beth Mandanas has served as a member of our Board of Directors since February 2022. Ms. Mandanas currently serves as Chief Executive Officer for Onyx Renewables LLC, having begun this role in January 2022. From July 2021 to July 2023, Ms. Mandanas served as an Independent Director, Audit Chair, on the Board of TortoiseEcofin Acquisition Corp III (NYSE: TRTL), a special purpose acquisition company. From August 2020 to August 2021, she consulted and served as Chief Investment Officer for Sol Systems, LLC, a renewable energy infrastructure and impact investment company based in Washington, DC. Previously, from September 2015 to May 2020, Ms. Mandanas held the position of Executive Vice President, Chief Strategy Officer, of CleanChoice Energy, Inc., a company engaged in renewable energy retail supply and community solar, where she led strategic planning and was responsible for raising capital, banking/investor relations and establishing protocols for risk management and financial reporting. Ms. Mandanas earned her M.B.A. degree from Vanderbilt University and graduated, magna cum laude, with a B.S. from the University of South Carolina. We believe Ms. Mandanas is well qualified to serve as a director on our Board because of her significant experience and knowledge in finance, risk management, investment banking, business and work with companies involved in renewable energy and other areas of the energy industry.

Class III Directors

Robert Piconi is the co-founder of the Company and has served as our Chief Executive Officer and as a director since February 2022. Prior to his time at the Company, Mr. Piconi founded Medical Equipment Solutions & Applications (MESA) Group Holdings, a service provider for clinical and diagnostic imaging maintenance service, parts, and refurbished equipment solutions for all MRI, CT, PET CT, Angio/Cardiac and other general X-Ray systems, in 2009 and served as its chief executive officer until its acquisition by London-based private equity firm, Permira, in 2014, becoming Pantheon Healthcare Group and later Althea Group. He continued to serve as its Chief Executive Officer and a member of its board from 2014 to 2016. Prior to Pantheon Healthcare Group, Mr. Piconi served as Group Executive for the Network Software and Security Platform group companies at Danaher Corporation (NYSE: DHR) from 2012 to 2014. Mr. Piconi’s earlier experience included roles of increasing responsibility at large Fortune 500 public companies, including the diversified energy group Amoco Corporation and British Petroleum (NYSE: BP) after its merger with Amoco in 1998, followed by executive leadership roles of increasing responsibility at Bell Labs Lucent Technologies (now Nokia, NASDAQ: NOK) and as President and Chief Operating Officer at Spirent Communications (LSE: SPT) within the telecommunications network infrastructure industry. Mr. Piconi served as a director of Healthcare AI Acquisition Corp. (NASDAQ: HAIAF) from 2021 to 2023. Mr. Piconi holds a B.B.A. from the University of Notre Dame and an M.B.A. from Northwestern University’s Kellogg School of Management. We believe Mr. Piconi is well qualified to serve as a as a director on our Board due to his unique knowledge of our Company, his exceptional leadership experience, strong operational track record, and decades of executive roles guiding complex, technology-driven organizations through growth and transformation.

Dylan Hixon has served as a director since March 2025. He has served as the Chair of Hixon Properties Inc., a privately held real estate investment company, since June 2022, and as a director since 2005. Mr. Hixon is also President and a director of Finkbine Farms Inc., a position he has held since 2010. He has been General Partner of the Gideon Hixon Fund since 1990 and a co-Managing Partner beginning in 2007. Mr. Hixon is President of Arden Road Investments where manages a diversified portfolio of public and private investments, having served in this capacity since 2001. Mr. Hixon previously worked as an engineer, first at Precision Combustion, Inc. and then at Reel EFX, a special effects company. Mr. Hixon has served as a director on several private company boards, including ATTAP Technologies, Telaurus Communications, and Cogent Data Technologies. He also served on the Advisory Board of Levensohn Venture Partners. Mr. Hixon is a trustee and chair of the Academic Affairs and Tenure Committee at Harvey Mudd College in Claremont, California and a board member of the Yale School of the Environment, the Regional Plan Association of New York, and the Planetary Sunshade Institute. Mr. Hixon holds a Master’s degree in Mechanical Engineering from the California Institute of Technology and a Bachelor’s degree from Yale University. We believe Mr. Hixon is well qualified to serve as a director on our Board due to his extensive experience in investment management, technology-focused enterprises, and long record of strategic leadership.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.

Affirmative Determinations Regarding Director and Nominee Independence

The Corporate Governance Guidelines adopted by our Board of Directors provide that a majority of the members of the Board of Directors, and each member of the audit, compensation and nominating and corporate governance committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance Documents section of our website at https://investors.energyvault.com/governance. For a director to be considered independent, our Board of Directors must determine that a director meets the independent director qualification standards set forth in the Corporate Governance Guidelines, which comply with the New York Stock Exchange Listed Company Manual definitions of “independence” and is free from any material relationship with us and our executive officers. Our Board of Directors considers all relevant facts and circumstances known to it in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest.

Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined that each of Larry Paulson, Theresa Fariello, Dylan Hixon, Stephanie Unwin, Thomas Ertel and Mary Beth Mandanas, representing six of our seven directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” as that term is defined under the rules of the NYSE. In making this determination, our Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director and the relationship of certain non-employee directors with certain of our significant stockholders.

Each member of our Board of Directors serving on our audit, compensation and nominating and corporate governance committees is “independent” within the meaning of the applicable rules of the NYSE and, as applicable, the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Background and experience of directors

Our nominating and corporate governance committee is responsible for reviewing with our Board of Directors, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

●	personal and professional integrity, ethics and values;

●	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

●	experience in the industries in which we compete;

●	experience as a board member or executive officer of another publicly held company;

●	expertise and experience in substantive matters pertaining to our business relative to other board members; conflicts of interest; and

●	practical and mature business judgment.

Role of the Board in risk oversight

Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing the management of our risks. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks, including credit risks, liquidity risks, and operational risks. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The compensation committee, in consultation with management, has reviewed the design and operation of our compensation arrangements and evaluated the relationship between our risk management policies and practices and these arrangements. As a result of this review, the compensation committee has determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on us. The audit committee is responsible for overseeing the management of risks relating to accounting matters, financial reporting, and privacy and cybersecurity. The nominating and corporate governance committee is responsible for overseeing the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. Although each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks through discussions from committee members. We believe that our Board’s leadership structure supports effective risk management because it allows independent directors at the board level and on our committees to exercise oversight over management.

Board Leadership Structure

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having Robert Piconi serve as Chairman is the best use of his extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.

Lead Independent Director

As part of our continued efforts to ensure a strong, independent and active Board of Directors, we have designated a Lead Independent Director, who serves as the principal liaison between the independent directors and the Chairperson and senior management, as well as the lead approver of all agendas, meetings and related information. We believe this role is integral to providing effective oversight of management and strong leadership of the independent directors. Larry Paulson currently serves as our lead independent director.

Attendance at Meetings

During the year ended December 31, 2025, our Board of Directors met seven times. Each current member of the Board of Directors attended at least 75% of all of the meetings of our Board of Directors and the meetings of any of our board committees on which each member of the Board of Directors served that were held during the term of each such director. In addition, the non-management directors of the compensation committee, the audit committee and the Board of Directors met, at times, without management present in executive session.

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. All of the members of our Board of Directors attended the Annual Meeting in 2025, with the exception of Ms. Unwin.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Our Board of Directors may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

The current composition of each Board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Robert Piconi*
Larry M. Paulson	C		☒
Theresa Fariello	☒		☒
Stephanie Unwin		☒
Thomas Ertel	☒	C
Mary Beth Mandanas		☒	C

☒	Member

C	Chairperson

*	Chairman of the Board

Audit committee

Our audit committee consists of Thomas Ertel, Mary Beth Mandanas and Stephanie Unwin, each of whom our Board of Directors has determined satisfies the independence requirements for audit committee members under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Each member of our audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. The chair of our audit committee is Mr. Ertel, who our Board of Directors has determined is an “audit committee financial expert,” within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. Our audit committee held four meetings in 2025.

Our audit committee is responsible for, among other things:

●	assisting our Board of Directors with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of our independent registered public accounting firm; the design and implementation of our internal audit function, and risk assessment and risk management;

●	appointing, compensating, retaining, overseeing and, where appropriate, replacing the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us;

●	overseeing and, at least annually, evaluating the qualifications and performance of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for us;

●	reviewing and resolving any disagreements that may arise between management and the independent auditor regarding financial reporting or internal control over financial reporting;

●	evaluating the independence of the independent auditor;

●	reviewing and approving, in advance, the scope and plans for the audits and the audit fees;

●	Approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit and tax services to be performed by the independent auditor that are not otherwise prohibited by law or regulations and any associated fees;

●	reviewing and discussing the following with management, the internal auditors, and the independent auditor, as applicable: the annual audit plan and scope of audit activities; the scope and timing of the annual audit of our financial statements; our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q, and recommending to the Board whether the audited financial statements should be included in our Form 10-K; the results of the independent audit and the quarterly reviews of our financial statements, and the independent auditor’s opinion on the audited financial statements; the reports and certifications regarding internal control over financial reporting and disclosure controls and procedures; major issues regarding accounting principles and financial statement presentation; analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements; any problems or difficulties encountered by the independent auditor in the course of its audit work and any significant disagreements between management and the independent auditor;

●	reviewing and discussing reports from the independent auditor;

●	reviewing and overseeing our cash management, investing activities, and tax planning and compliance, and approving policies related to these matters, if any;

●	preparing the audit committee report required to be included in our annual proxy statement;

●	reviewing, in general, earnings press releases, and reviewing and discussing with management and the independent auditors policies with respect to earnings press releases and the type and presentation of information to be included therein, financial information and earnings guidance provided to the public, analysts, and rating agencies;

●	reviewing and discussing with management, the internal auditors, if applicable, and the independent auditor the adequacy and effectiveness of our internal controls;

●	reviewing and discussing the adequacy and effectiveness of our disclosure controls and procedures;

●	reviewing management’s plans, if any, with respect to the responsibilities, budget, and staffing of the internal audit function and our plans for the implementation of the internal audit function, which may be outsourced to external service providers; reviewing and discussing the results of the internal audit, significant issues in internal audit reports, and responses by management; reviewing and discussing the performance and effectiveness of the internal audit function;

●	reviewing, with counsel, legal or regulatory matters that could have a material impact on our financial statements;

●	establishing and overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, as well as for confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;

●	overseeing the management of risks associated with our financial reporting, accounting, and auditing matters, including cybersecurity and information technology risks and related controls;

●	reviewing and overseeing all transactions between us and a related person (as defined in Item 404 of Regulation S-K), in accordance with our policies and procedures;

●	reviewing and evaluating the performance of the audit committee on an annual basis;

●	setting hiring policies with regard to our hiring employees and former employees of the independent auditor and overseeing compliance with such policies.

Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on the governance section of our website at www.energyvault.com.

Compensation committee

Our compensation committee consists of Larry Paulson, Theresa Fariello and Thomas Ertel, with Mr. Paulson serving as chair. Our Board of Directors has determined that each of the compensation committee members is a non-employee member of our Board of Directors as defined in Rule 16b-3 under the Exchange Act. The composition of our compensation committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members. Our compensation committee held four meetings in 2025.

The compensation committee is responsible for, among other things:

●	reviewing annually and determining and approving the form and amount of compensation to be paid or awarded to the Chief Executive Officer and, in consultation with the Chief Executive Officer, determining the form and amount of compensation to be paid or awarded to all other executive “officers,” as defined in the rules promulgated under Section 16 of the Exchange Act;

●	establishing annually corporate goals and objectives relevant to compensation for the Chief Executive Officer;

●	evaluating annually the Chief Executive Officer’s performance against any corporate goals and objectives relevant to the Chief Executive Officer’s compensation;

●	establishing annually corporate goals and objectives relevant to compensation, in consultation with the Chief Executive Officer, for other executive officers;

●	evaluating annually, in consultation with the Chief Executive Officer, other executive officer performance against any corporate goals and objectives relevant to such officers’ compensation;

●	administering and, if determined to be necessary, amending our 401(k) plan, deferred compensation plan if any, and any other material compensation plan;

●	recommending to the Board, for approval by the Board, the form and amount of cash- and equity-based and other compensation to be paid to the non-employee members of the Board;

●	reviewing periodically and making recommendations to the Board with respect to adoption and approval of, or amendments to, our stock plans; administering and interpreting the stock plans;

●	as and when required by applicable rules and regulations, participating in the preparation of the Compensation Discussion and Analysis to be included in our filings with the SEC and generally overseeing our compensation-related disclosure;

●	overseeing our submission to, and considering the results of, stockholder votes on matters relating to compensation;

●	overseeing our compliance with legal and regulatory requirements associated with compensation of our executive officers, other employees, and non-employee directors, and coordinating as needed with the Board or other committees of the Board on matters requiring such coordination;

●	overseeing the management of risks associated with our compensation policies and programs, including an annual review of our risk management processes related to our compensation programs;

●	periodically reviewing and revising a peer group of companies against which to assess our compensation programs and practices to ensure that they are competitive and supportive of our strategy and objectives;

●	establishing the terms of, amending and overseeing the application of our policy for clawback, or recoupment, of incentive compensation;

●	overseeing engagement with stockholders and proxy advisory firms on executive compensation matters;

●	reviewing and evaluating the performance of the compensation committee on an annual basis;

●	reviewing our compensation philosophy and strategy;

●	assisting the Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function.

Subject to the terms of our compensation plans, our compensation committee has discretion to determine the amount, form, structure and implementation of compensation payable to our executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans. In exercising such discretion, our compensation committee consults with our management and may engage an independent compensation consultant. Our Chief Executive Officer annually reviews the performance of each of the other executive officers relative to individual and corporate annual performance goals established for the year. Our Chief Executive Officer then presents his compensation recommendations based on these reviews to our compensation committee. To the extent permitted by and consistent with applicable law and the provisions of a given equity-based plan, our compensation committee may delegate to one or more officers the power to grant options or other stock awards pursuant to such equity-based plan to our employees or any of our subsidiaries who are not our directors or our executive officers.

Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on the governance section of our website at www.energyvault.com.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Mary Beth Mandanas, Theresa Fariello and Larry Paulson, with Ms. Mandanas serving as chair. The composition of our nominating and corporate governance committee meets the requirements for independence under the rules and regulations of the SEC and the listing standards of the NYSE applicable to nominating and corporate governance committee members. Our nominating and corporate governance committee held two meetings in 2025.

The nominating and corporate governance committee is responsible for, among other things:

●	overseeing the Board evaluation process, including conducting periodic evaluations of (i) the performance of the Board as a whole, each board committee, and each individual director, and (ii) the qualifications and performance of Board members eligible for reelection;

●	reviewing the composition and size of the Board and determining the criteria for Board’s membership, including factors such as character, judgment, experience, expertise, independence, tenure and other relevant considerations;

●	establishing procedures for the submission of candidates for election to the Board, including recommendations by our stockholders, which procedures shall be set forth in our policies and procedures for director candidates;

●	selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders;

●	reviewing and evaluating any stockholder nominees for director submitted in accordance with our bylaws and any candidates for the Board recommended by stockholders in accordance with our policies and procedures for director candidates;

●	identifying, considering, and recommending candidates to fill new positions or vacancies on the Board;

●	reviewing and making recommendations to the Board on the appropriateness of continued director service by any director who submits a letter of resignation to the Board in accordance with the corporate governance guidelines;

●	periodically reviewing the composition of each Board committee and making recommendations to the Board for the creation of additional Board committees or the change in mandate or dissolution of Board committees;

●	recommending to the Board persons to be members and chairpersons of the Board committees;

●	overseeing the other Board committees’ annual review and assessment of the adequacy of their charters and annual evaluation of the performance of such committees;

●	developing and recommending to the Board the corporate governance guidelines and periodically reviewing the effectiveness of the corporate governance guidelines approved by the Board and recommending proposed changes to the Board of directors;

●	reviewing proposed changes to our certificate of incorporation and bylaws and making recommendations to the Board;

●	reviewing stockholder proposals relating to corporate governance and other matters and recommending to our Board response to such proposals;

●	overseeing the management of risks associated with director independence, conflicts of interest, Board composition and organization, and director succession planning;

●	reviewing periodically the succession planning for the Chief Executive Officer and other executive officers, reporting the findings and recommendations to the Board, and working with the Board in evaluating potential successors to these positions;

●	periodically reviewing our code of conduct approved by the Board and recommending proposed changes to the Board;

●	reviewing actual and potential conflicts of interest, including potential taking of “corporate opportunities” by directors, officers and other insiders, other than related party transactions reviewed by the audit committee of the Board, and approving or prohibiting any involvement of such persons in matters that may involve a conflict of interest or the taking of a corporate opportunity;

●	making recommendations for director orientation and continuing education programs;

●	reviewing and evaluating the performance of the nominating and corporate governance committee on an annual basis;

●	ensuring that the audit committee and compensation committee of the Board review and assess the adequacy of their respective charters annually; reviewing any other policies and charters as the Board of Directors may direct; and submitting any recommended changes to such charters and policies to the Board for approval.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE and is available on the governance section of our website at www.energyvault.com.

Compensation committee interlocks and insider participation

No member of our compensation committee is or has been a former or current executive officer or employee of the Company. During 2025, no member of our compensation committee had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

The Company’s Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess.

Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

Our nominating and corporate governance committee charter requires that the committee consider each candidate’s qualifications, qualities and skills and our nominating and corporate governance committee considers each candidate’s character, judgment, independence, expertise, experience, length of service, other commitments and the like, as approved by the Board of Directors in our policies and procedures for director candidates. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations; finance; strategic planning; laws and regulations; government relations; and relevant industries, especially the energy storage industry. These considerations help ensure that the Board of Directors as a whole has the appropriate mix of characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic Board assessment process, the nominating and corporate governance committee reviews and evaluates the performance of the Board as a whole, each Board committee and each individual director, including those eligible for reelection. The nominating and corporate governance committee also reviews the overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. The nominating and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

General Nomination Right of All Stockholders. Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our Amended and Restated Bylaws (our “Bylaws”). In order for a stockholder’s director nomination to be timely, the stockholder must deliver written notice to our secretary at the principal executive offices of the Company not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 1.10 of our Bylaws.

Director Compensation

The information contained in “Executive and Director Compensation” is incorporated herein by reference.

Shareholder Engagement

Management and directors engage with our stockholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, Board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our stockholders’ perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our stockholders.

We encourage you to visit the Governance area of our website (https://investors.energyvault.com/governance) where you will find detailed information about our corporate governance practices and policies, including our nominating and corporate governance committee charter.

Communications from Interested Parties

Stockholders and any interested party who would like to send communications to our Board of Directors, any Board committee, to the non-management or independent directors, or to any individual director may do so by submitting such communications in writing to the Board of Directors, the Board committee, or the individual director at 4165 East Thousand Oaks Blvd., Suite 100 Westlake Village, California 91362 or by emailing legal@energyvault.com. We suggest, but do not require, that such submissions include the name and contact information of the stockholder or interested party making the submission and a description of the matter that is the subject of the communication. In accordance with instructions from our Board of Directors any such communication will be reviewed by the Chief Legal Officer and, to the extent such communication falls within the scope of matters generally considered by our Board of Directors, then the Chief Legal Officer will distribute such information to our Board of Directors, any Board committee or to any individual director for review, as appropriate.

Executive Sessions of Non-Management Directors

As provided in the Corporate Governance Guidelines, executive sessions of non-management directors are held at each of the four regularly scheduled Board meetings each year, and at such other times as may be requested by the non-executive Chairperson or the Lead Independent Director or one or more non-management directors. Executive sessions including only independent directors are held at least once a year. Our Lead Independent Director, Mr. Paulson, currently presides over executive sessions.

Code of Ethics and Business Conduct

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board. The code of ethics and business conduct is available at our website at https://investors.energyvault.com/governance.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

Insider Trading Policy

Our Board of Directors has adopted an Insider Trading Policy, which applies to all of our directors, officers and employees, and governs the purchase, sale and/or other dispositions of our securities. We believe that the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. The policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments such as puts and calls, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as our other stockholders. In addition, individuals subject to this policy are prohibited from pledging the Company’s securities as collateral to secure loans, without the approval of a compliance officer. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our 2025 Annual Report.

Environmental, Social and Governance

We are committed to sustainability as reflected in our core mission, our focus on sustainable business management practices, and our dedication to sustainable production design and supply chain management. Our focus in 2025 was to advance our Own & Operate strategy, embedding sustainability deeper across the project lifecycle by tracking primary data, strengthening site-level accountability, and enhancing environmental performance, while continuing to implement a cohesive strategy across business and geographies. Our sustainability directive is to enable a renewable world through the implementation of sustainable business practices that will ultimately yield a positive impact on the environment. We respect our business relationships and strive to be a responsible partner to our suppliers and customers around the world. Maintaining an environment of transparency and accountability allows us to share our passions and commitments with all of our stakeholders. Our strong dedication to transparency with respect to sustainability and ESG is reflected by our plan to publish annual sustainability reports, which can be accessed on our website.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☐	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2026.

The audit committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. Our audit committee has selected BDO USA, P.C. (“BDO”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2026. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of BDO as our independent registered public accounting firm for the year ending December 31, 2026. The affirmative vote of a majority of votes cast on Proposal 2 will be required to ratify the selection of BDO.

Stockholders are not required to ratify the appointment of BDO as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain BDO. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of BDO will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

BDO has served as our auditor since 2020. A representative of BDO is expected to be present virtually at the annual meeting to respond to appropriate questions and make a statement if he or she so desires.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed by BDO for the fiscal years ended December 31, 2025 and December 31, 2024:

	2025	2024
Audit Fees(1)	$747,096	$727,530
Total	$747,096	$727,530

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our annual financial statements for 2025 and 2024, quarterly reviews of interim consolidated financial statements and audit services in connection with statutory filings for our international subsidiaries. It includes approximately $20,000 and $52,000, respectively, for issuance of consents and professional services provided in connection with registration statements in fiscal 2025 and fiscal 2024.

Pre-Approval Policies

Our audit committee approved all audit and audit-related fees for services performed by our independent registered public accounting firm during 2025. The audit committee has audit and non-audit services pre-approval policies and procedures in place. The policies and procedures provide for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre- approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policies and procedures in place also establish a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company’s ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Vote Required

Approval of Proposal 2 requires the affirmative vote of a majority of the votes cast. Abstentions will have no effect on the ratification of the appointment of BDO USA, P.C. We do not expect any broker non-votes with respect to Proposal 2.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of BDO as the Company’s independent registered public accounting firm for the year ending December 31, 2026.

AUDIT COMMITTEE REPORT

The audit committee is a committee of the Board of Directors that meets the listing standards of the NYSE and the rules and regulations of the SEC. The audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE. A copy of the charter of the audit committee is available on our website at https://investors.energyvault.com/governance. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The audit committee provides oversight of our accounting and financial reporting process, the audit of our consolidated financial statements, and our internal control function. With respect to our financial reporting process, our management establishes and maintains internal controls and prepares our consolidated financial statements. The independent registered public accounting firm, BDO USA, P.C. (“BDO”), performed an independent audit of our consolidated financial statements as of and for the year ended December 31, 2025. The audit committee oversees these activities. The audit committee does not prepare our financial statements, which is the responsibility of management. The audit committee discussed with the independent registered public accounting firm, BDO, the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Consistent with the audit committee’s oversight function, the audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 with the Company’s management. The audit committee received the written disclosures and the letter from BDO as required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with BDO the accounting firm’s independence.

Based on the audit committee’s review and discussions with management and BDO, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the board of directors:

AUDIT COMMITTEE

Thomas Ertel (Chair)

Mary Beth Mandanas

Stephanie Unwin

Members of the Audit Committee

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as of the Record Date, other than Robert Piconi (whose biographical information is shown under “Proposal 1: Election of Three Class II Directors” above).

Name	Age	Position
Robert Piconi	55	Chief Executive Officer and Director
Michael Beer	44	Chief Financial Officer
Akshay Ladwa	42	Chief Development and Operations Officer

Michael Beer has served as our Chief Financial Officer since April 2024. Prior to joining the Company, Mr. Beer served as Chief Financial Officer for Freewire Technologies, Inc. (Freewire), an industry leader in ultra-fast EV charging, battery storage and energy management solutions, from May 2021 to 2024. Prior to Freewire, he served as Head of Financial Strategy & Investor Relations at Luminar Technologies, Inc (Nasdaq: LAZR) from 2017 to 2021, culminating in the company’s public listing. Before Luminar, Mr. Beer spent seven years at Citigroup Inc., serving as a Senior Research Analyst in Hong Kong and Singapore, covering the transportation, logistics and infrastructure space across Asia. Previously, he covered the North American transportation sector at Bear Stearns and Wolfe Research in New York. Mr. Beer also currently serves on the Board of Directors at UK-based venture builder, Cambridge Future Tech Ltd. (CFT) and is a Partner at Vest Coast Capital. Mr. Beer holds a B.S. in Finance and Entrepreneurship from the Eller College of Management at the University of Arizona and an M.B.A. from the Wharton School at the University of Pennsylvania.

Akshay Ladwa has served as our Chief Development and Operations Officer since July 2024. Mr. Ladwa also served as the Company’s Chief Engineering Officer from October 2021 to June 2024. Mr. Ladwa is responsible for execution, technology innovation and creating customer centric solutions. Prior to joining the Company, Mr. Ladwa served as Vice President of Energy Storage & Integration at BrightNight from November 2019 to October 2021. Mr. Ladwa served as Vice President of Engineering at Wartsila from July 2017 to November 2019. Mr. Ladwa served in various roles at Greensmith Energy Management Systems from June 2013 to July 2017, including Engineering Program Manager, Director of Engineering, and Vice President of Engineering. Mr. Ladwa holds a B.E. in Mechanical Engineering from Visvesvaraya Technological University and an M.S. of Mechanical Engineering from Lawrence Technological University.

EXECUTIVE AND DIRECTOR COMPENSATION

As an emerging growth company as defined under the Securities Act, we are providing this executive compensation disclosure in accordance with the scaled requirements of Item 402 of Regulation S-K, which permit reduced compensation information compared to that required of other registrants. Our reporting obligations extend only to each individual who served in the role of our principal executive officer during the last completed fiscal year, our next two most highly compensated executive officers who were serving as executive officers as of December 31, 2025, and up to two additional individuals, each of whom would have been one of our two most highly compensated executive officers but for the fact that the individual was not serving as an executive officer as of December 31, 2025 (together, our “named executive officers” or “NEOs”). For the year ended December 31, 2025, our NEOs were as follows:

●	Robert Piconi, Chief Executive Officer and Chairman of the Board

●	Michael Beer, Chief Financial Officer

●	Akshay Ladwa, Chief Development and Operations Officer

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Furthermore, the compensation reported in this discussion is not necessarily indicative of how the named executive officers will be compensated in the future.

2025 Summary Compensation Table

The following table shows the compensation paid to our named executive officers for the years ended December 31, 2025 and December 31, 2024.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)		Total ($)
Robert Piconi	2025	901,164	(4)	1,573,629	(4)(5)	2,383,250	—	1,247,277	(4)	327,411	(6)	6,432,731
Chief Executive Officer	2024	783,703		329,580		5,363,000	—	177,855		388,757		7,042,895
Michael Beer	2025	375,000		—		95,330	—	408,375		12,250	(7)	890,955
Chief Financial Officer	2024	252,404		126,202		1,182,000	744,000	—		6,563		2,311,168
Akshay Ladwa	2025	454,908		204,351		810,305	—	371,546		3,053	(7)	1,844,163
Chief Development and Operations Officer	2024	448,014		150,000		951,500	—	89,547		11,500		1,650,561

(1)	The amounts in this column include any discretionary components of the 2025 annual incentive bonus awards.

(2)	The amounts included in this column represent the aggregate grant date fair value for awards granted in 2025. The grant date fair value was computed in accordance with FASB ASC Topic 718, and all amounts included in this column exclude the effect of estimated forfeitures. The assumptions we used in valuing stock awards and option awards are described in Note 2 (see the “Stock-Based Compensation” section of Note 2) and Note 17 to our audited financial statements included in our 2025 Annual Report.

(3)	The amounts included in this column represent the portion of the 2025 annual incentive bonuses earned by the named executive officer that was based upon the Company’s achievement of pre-determined objective performance metrics. These bonuses were paid in March 2026.

(4)	Reflects the conversion of the portion of Mr. Piconi’s compensation that was paid in Swiss Francs to U.S. dollars based on an exchange rate of 1.26586 as of December 31, 2025.

(5)	Includes $733,503 pursuant to retention bonuses awarded in 2025, which was paid partially on September 15, 2025, and the balance on December 16, 2025. The retention bonuses are subject to repayment if the Company terminates Mr. Piconi’s employment for cause or Mr. Piconi terminates his employment with the Company for any reason, in each case prior to October 31, 2026, and December 31, 2026, respectively. This amount also includes $840,126 for the discretionary component of Mr. Piconi’s 2025 annual incentive bonus award, which was approved by the compensation committee based on an overall and subjective assessment of individual performance in 2025.

(6)	Includes (i) a health allowance of $39,610, (ii) a car allowance of $26,591, (iii) medical physical fees of $32,913, (iv) club fees of $38,398, (v) 401(k) employer matching contributions of $2,100, (vi) tax return preparation fees of $79,393, and (vii) statutory Swiss pension costs of $108,406. The amounts for Mr. Piconi’s health allowance, car allowance, tax return preparation fees and statutory Swiss pension costs have been converted from Swiss Francs to U.S. dollars based on an exchange rate of 1.26586 as of December 31, 2025.

(7)	Represents 401(k) employer matching contributions.

Narrative Disclosure to 2025 Summary Compensation Table

The compensation of our named executive officers primarily consists of base salary, annual incentive awards and equity awards. In determining the compensation for our named executive officers, the compensation committee, with input from the Chief Executive Officer (other than with respect to his own compensation), considers such factors as it deems appropriate in its exercise of discretion and business judgment, including a subjective assessment of the named executive officer’s performance, the amount of vested and unvested equity awards held by the officer, amounts paid to our other executive officers and competitive market conditions.

Base Salary

Base salary is set at a level commensurate with the named executive officer’s duties, responsibilities, contributions, prior experience and sustained performance. Base salaries for our named executive officers are typically reviewed annually, and adjustments may be made when the compensation committee deems appropriate.

The following table shows the annual cash base salaries of our named executive officers for 2024 and 2025.

Name	2024 Cash Annual Base Salary ($)	2025 Cash Annual Base Salary ($)
Robert Piconi(1)	724,500	724,500
Michael Beer	375,000	375,000
Akshay Ladwa	441,000	458,640	(2)

(1)	Mr. Piconi is paid $60,000 of his base salary in U.S. dollars and $664,500 in Swiss Francs on a one-to-one conversion ratio pursuant to his employment agreement.

(2)	On March 1, 2025, increased from $441,000 to $458,640 in connection with ordinary course merit increases for 2025.

2025 Annual Cash Incentive Bonuses

Each of our named executive officers is eligible to earn an annual incentive bonus for each year of employment, with the target bonus amount set as a percentage of the executive’s annual base salary. Target cash bonus opportunities are set at a level commensurate with the named executive officer’s duties, responsibilities, contributions, prior experience and sustained performance. Target bonus opportunities are typically reviewed annually and adjusted when our compensation committee determines it is appropriate.

For 2025, our named executive officers’ target annual cash bonuses, expressed as a percentage of base salary, were 100% for Mr. Piconi, 100% for Mr. Beer and 75% for Mr. Ladwa.

Based upon recommendations from our compensation committee, our compensation committee generally determines annual bonuses for our named executive officers by multiplying (a) base salary, by (b) target cash bonus percentage, by (c) the level of achievement of corporate objectives, and then adding any additional amounts based on an assessment of individual performance during the year. In addition, the compensation committee retains discretion to adjust annual bonuses further as it deems appropriate to reflect other relevant factors.

The table below provides additional details about the compensation committee’s assessment of our actual performance against our 2025 corporate objectives:

2025 Corporate Objective	Weighting	Assessed Performance	Weighted Performance
O&O – (DC) Binding Agreement Signed	20%	150%	30.0%
Recognized Revenue	20%	53%	10.6%
EOY Total Cash	20%	150%	30.0%
Gross Margin	15%	150%	22.5%
Contract Bookings	15%	5%	0.8%
Safety	10%	150%	15.0%
Total	100%		108.9%

In March 2026, in consultation with management, the compensation committee determined that the corporate objectives were achieved at 108.9% of target. Pursuant to Mr. Piconi’s employment agreement, this 108.9% company achievement results in a 136% Company performance multiplier with respect to his annual bonus. Please see “Employment Agreements with Energy Vault’s Named Executive Officers” below for additional details regarding the payments to be provided to our named executive officers.

In assessing individual performance during the year, the compensation committee took into account Mr. Piconi’s assessment of the named executive officers other than himself. The assessment of Mr. Piconi’s achievement of his individual performance is determined by the compensation committee .

After assessing individual performance for 2025, the compensation committee applied an individual performance achievement modifier to the cash bonuses payable to our named executive officers as follows: 167% for Mr. Piconi, 100% for Mr. Beer, and 155% for Mr. Ladwa. The total actual amounts paid to our named executive officers under the Company’s 2025 annual cash incentive bonus program take into account Company and individual performance and are set forth in the Summary Compensation Table above under the headings “Bonus” and “Non-Equity Incentive Plan Compensation.”

Equity Compensation

In 2025, the equity compensation granted to Mr. Piconi, Mr. Beer, and Mr. Ladwa consisted of restricted stock units (“RSUs”) under the Energy Vault Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Plan”). These RSUs vest over three years, subject to continued service through the applicable vesting date.

For additional information regarding equity awards held by our named executive officers, please refer to the Outstanding Equity Awards at 2025 Fiscal Year End table below.

Health and Welfare Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as other full-time employees. In addition, we reimburse our named executive officers for reasonable and necessary business and travel expenses incurred in connection with their services to us.

We also sponsor a 401(k) defined contribution plan in which our named executive officers may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as all of our other full-time employees. During 2025, we made discretionary employer matching contributions equal to 100% of the first 1% of eligible compensation and 50% for eligible contributions made by participants in the 401(k) plan, up to 6% of a participant’s eligible compensation. These matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Additionally, Mr. Piconi is entitled to certain additional expenses and reimbursements, as described below in “Employment Arrangements with Energy Vault’s Named Executive Officers — Agreements with Robert Piconi.” Otherwise, we generally do not provide our named executive officers with perquisites or other personal benefits.

Employment Arrangements with Energy Vault’s Named Executive Officers

We have entered into employment agreements with each of our named executive officers setting forth the initial terms of such officer’s employment. For each of our named executive officers, employment is “at will” and may be terminated at any time.

Agreements with Robert Piconi

Mr. Piconi entered into an employment agreement with the Company and Energy Vault SA on November 11, 2022, pursuant to which Mr. Piconi serves as the Company’s President and Chief Executive Officer (the “Piconi Agreement”).

Pursuant to the Piconi Agreement, Mr. Piconi is entitled to receive an annual base salary and a target annual discretionary bonus award equal to 100% of his then-current base salary, with further adjustments to the annual bonus becoming payable depending on whether the Company performance metrics are achieved below or above the target objectives established for the year. For example, where Company performance is achieved at a level greater than 100% and less than 125%, the amount of Mr. Piconi’s annual bonus is required to be increased (from 100% of his base salary) by an additional 4% of Base Salary for each percentage of performance that exceeds the target performance level (rounded to the nearest percentage). If Company performance is achieved at 125% or more, Mr. Piconi is entitled to receive an annual bonus equal to 200% of his base salary), and if less than 50% of the Company target performance objectives are achieved, Mr. Piconi is entitled to receive an annual bonus equal to 50% of his base salary. Other adjustments are made for Company performance between 50% and 100% of the target performance objectives for the year. Mr. Piconi’s annual base salary and target annual bonus for 2025 are set forth above under the headings “Base Salary” and “2025 Annual Cash Bonuses.” Mr. Piconi is also entitled to receive annual equity awards at a target level at least equal to four times the sum of his base salary plus target bonus.

Mr. Piconi is also entitled to receive (i) a tax gross-up payment for any incremental taxes imposed on him as a result of expense reimbursements, (ii) reimbursements for reasonable costs incurred in connection with accounting and tax return preparation assistance, (iii) the cost of an annual health examination, (iv) reasonable costs incurred in connection with global physician support services when on Company business travel, (v) monthly membership dues of up to $2,500 per month for a professional or industry social club and (vi) an automobile allowance of up to $1,500 per month. In 2025, the Company and Mr. Piconi agreed to exceed the monthly membership dues and the automobile allowance to account for fluctuations in the exchange rate and other factors. We also make contributions to a pension program established for employees in Switzerland in which Mr. Piconi is entitled to participate.

Additionally, we entered into a retention bonus agreement with Mr. Piconi on September 10, 2025, pursuant to which he received a retention bonus of 386,300 Swiss Francs on September 15, 2025 (the “September Retention Bonus”). We entered into a second retention bonus agreement with Mr. Piconi on December 16, 2025, pursuant to which he received a retention bonus of 193,150 Swiss Francs on December 16, 2025 (the “December Retention Bonus” and, together with the September Retention Bonus, the “Retention Bonuses”). The September Retention Bonus requires service through October 31, 2026, and the December Retention Bonus requires service through December 31, 2026. In the event Mr. Piconi’s employment is terminated by the Company for cause or by Mr. Piconi for any reason, then Mr. Piconi will be subject to recoupment of the applicable Retention Bonus amount.

For purposes of the Retention Bonuses, “Cause” generally means Mr. Piconi’s (i) willful failure to substantially perform his material duties or material failure to carry out any lawful and reasonable directive of the Board, (ii) dishonestly, willful misconduct or fraud in connection with the executive’s employment, (iii) commission of a reportable violation of any rules or regulations that constitutes a serious offense that is reasonably likely to or does result in a significant fine, (iv) conviction or plea of nolo contendere to a felony or any crime involving moral turpitude, (v) engaging in sexual, racial, or other forms of unlawful discrimination, harassment, or retaliation, (vi) material violation of the Company’s code of conduct.

Agreement with Michael Beer

Mr. Beer entered into an employment agreement with the Company on April 3, 2024, pursuant to which Mr. Beer serves as the Company’s Chief Financial Officer (the “Beer Agreement”). Pursuant to the Beer Agreement, Mr. Beer is entitled to receive an annual base salary and a target annual discretionary bonus award equal to 100% of his then-current base salary.

Agreement with Akshay Ladwa

Mr. Ladwa entered into an employment agreement with the Company on October 6, 2023, pursuant to which Mr. Ladwa serves as the Company’s Chief Engineering Officer (the “Ladwa Agreement”). Pursuant to the Ladwa Agreement, Mr. Ladwa is entitled to receive an annual base salary and a target annual discretionary bonus award equal to 75% of his then-current base salary.

Outstanding Equity Awards at 2025 Year-End

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2025.

		Option Awards(1)					Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert Piconi	11/10/2022						162,500	(4)	749,125
	11/10/2022									1,300,000	(5)	5,993,000
	12/16/2022									199,048	(6)	917,611
	05/19/2023	1,533,180	(7)	766,820	$1.86	05/3/2030
	03/07/2024						1,294,250	(8)	5,966,493
	03/22/2025						2,500,000	(9)	11,525,000
Michael Beer	05/16/2024						375,000	(10)	1,728,750
	05/16/2024									200,000	(11)	922,000
	05/16/2024	300,000	(12)	500,000	$1.17	05/16/2034
	03/22/2025						100,000	(10)	461,000
Akshay Ladwa	07/03/2022						33,438	(13)	154,149
	05/19/2023	399,960	(7)	200,040	$1.86	05/19/2030
	03/06/2024						229,625	(9)	1,058,571
	03/22/2025						850,000	(10)	3,918,500

(1)	Represents options granted pursuant to the 2022 Plan or the Energy Vault Holdings, Inc. 2022 Employment Inducement Award Plan (the “Inducement Plan”).

(2)	Represents unvested RSUs granted pursuant to the 2022 Plan or the Inducement Plan. Each RSU represents a contingent right to receive one share of the Company’s common stock upon vesting.

(3)	Market value was calculated using the closing price per share of our common stock on December 31, 2025 (the last trading day of 2025), which was $4.61.

(4)	Reflects the number of time-based RSUs received by Mr. Piconi on November 10, 2022. Such outstanding shares vested in full on February 28, 2026.

(5)	Reflects the number of performance-based RSUs received by Mr. Piconi on November 10, 2022. The RSUs vest as to 33.33% upon the Company’s common stock reaching a market price of $15 per share for 20 out of 30 trading days prior to February 11, 2029 (the “$15 Share Price Target”), 33.33% upon the achievement of the Company’s common stock reaching a market price of $17.50 per share for 20 out of 30 trading days prior to February 11, 2029, and 33.33% upon the achievement of the Company’s common stock reaching a market price of $20 per share for 20 out of 30 trading days prior to February 11, 2029. In accordance with SEC rules, the number of shares reported represents payout based on the achievement of the threshold performance goal, which is the $15 Share Price Target.

(6)	The award of RSUs vests as to 33.33% upon the achievement of the Company’s common stock reaching a market price of $11 per share for 20 out of 30 trading days prior to December 15, 2026 (the “Piconi $11 Share Price Target”), 33.33% upon the achievement of the Company’s common stock reaching a market price of $13 per share for 20 out of 30 trading days prior to December 15, 2026 and 33.33% upon the achievement of the Company’s common stock reaching a market price of $15 per share for 20 out of 30 trading days prior to December 15, 2026. In accordance with SEC rules, the number of shares reported represents payout based on the achievement of the threshold performance goal, which is the Piconi $11 Share Price Target.

(7)	The outstanding shares subject to the stock option award vest on May 4, 2026.

(8)	The outstanding RSUs vest in five substantially similar quarterly installments.

(9)	The outstanding RSUs vest 33.2% on March 31, 2026, and then in eight substantially similar quarterly installments thereafter.

(10)	The outstanding RSUs vest in ten substantially similar quarterly installments.

(11)	The award of RSUs vests 33.33% upon the achievement of the Company’s common stock reaching a market price of $4.50 per share for 20 out of 30 trading days prior to May 16, 2028 (the “Beer $4.50 Share Price Target”), and 33.33% upon the achievement of the Company’s common stock reaching a market price of $5.50 per share for 20 out of 30 trading days prior to May 16, 2028. In accordance with SEC rules, the number of shares reported represents payout based on the achievement of the threshold performance goal, which is the Beer $4.50 Share Price Target.

(12)	The outstanding shares subject to the option vest in ten substantially similar quarterly installments.

(13)	The outstanding RSUs vested in full the first quarter of 2026.

Potential Payments Upon Termination or Change in Control

Each of our named executive officers may be entitled to certain benefits upon a termination of employment under the terms of their respective employment agreements and equity award agreements.

Mr. Piconi’s Employment Agreement

Mr. Piconi’s employment agreement provides for certain payments and benefits upon termination of his employment. The material terms of these arrangements are described below:

●	Termination without cause, for good reason, or due to death or disability. If Mr. Piconi’s employment is terminated by the Company without cause, by Mr. Piconi for good reason, or due to Mr. Piconi’s death or disability, then Mr. Piconi will be entitled to receive, (i) a cash payment equal to one times his base salary plus his target annual bonus, (ii) any earned but unpaid bonus for the year prior to the year of termination, and (iii) payments or reimbursements to cover premiums for up to 12 months of continued medical, dental or vision coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Additionally, 50% of any unvested time-based equity awards will immediately vest and with respect to any unvested performance-based equity awards, (a) 50% will immediately vest at target performance, and (b) 50% will remain outstanding and eligible to vest based on the attainment of the applicable performance conditions until the earlier of (x) the end of the original performance period or (y) the second anniversary of the date of termination. Furthermore, Mr. Piconi’s right to exercise any stock options would be extended for two years from the date of termination, subject to earlier termination in a change in control (if not assumed by the acquirer) and upon the final expiration date of the option.

●	Termination in connection with a change in control. If Mr. Piconi’s employment is terminated by the Company without cause, by Mr. Piconi for good reason, or due to Mr. Piconi’s death or disability within 90 days prior to, or within 18 months following, a change in control of the Company, then Mr. Piconi will be entitled to receive (i) a cash payment equal to two (2) times his base salary plus 1.5 times his target annual bonus, (ii) any earned but unpaid bonus for the year prior to the year of termination, and (iii) payments or reimbursements to cover premiums for up to 18 months of continued medical, dental or vision coverage pursuant to COBRA. Additionally, any unvested equity-based awards will vest, with any performance-based vesting conditions deemed earned at target performance. Furthermore, Mr. Piconi’s right to exercise any stock options would be extended for two years from the date of termination, subject to earlier termination upon the final expiration date of the option (or upon the change in control if his termination of employment occurs in the 90 day period prior to a change in control).

Upon a change in control that does not coincide with a termination of Mr. Piconi’s employment, 100% of his outstanding time-based equity awards will fully vest and 50% of his unvested performance-based equity awards will immediately vest.

For purposes of Mr. Piconi’s employment agreement, the following definitions apply:

“Cause” generally means Mr. Piconi’s (i) willful failure to substantially perform his material duties or material failure to carry out any lawful and reasonable directive of the Board, (ii) willful misconduct or fraud in connection with his employment, (iii) commission of a reportable violation of any rules or regulations that constitutes a serious offense that is reasonably likely to or does result in a significant fine, (iv) conviction or plea of nolo contendere to a felony or any crime involving moral turpitude, (v) engaging in sexual or other forms of unlawful harassment, (vi) material violation of applicable Company policies practices, and standards that is reasonably likely to or does cause material harm to the Company, or (vii) material breach of any written agreement with the Company.

“Change in Control” generally means (i) any one person or more than one person acting as a group acquires beneficial ownership of more than fifty percent (50%) of the voting power of the Company’s outstanding voting stock, (ii) the Company undergoes a sale or disposition of all or substantially all of the Company’s assets, (iii) a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then-outstanding voting securities of the person resulting from such merger or consolidation, (iv) individuals who constitute the Board cease to constitute at least a majority of the Board, or (iii) the Company undergoes a liquidation or dissolution or a sale of all or substantially all of our assets.

“Disability” generally means “disability” as defined in the Company’s applicable long-term-disability plan or, at any time the Company does not sponsor a long-term disability plan, Mr. Piconi’s inability to perform, with or without reasonable accommodation, the essential functions of his position for a total of four months during any six-month period as a result of physically or mentally illness as determined by a physician.

“Good Reason” generally exist in the event any of the following actions are taken without Mr. Piconi’s written consent: (i) a material reduction in Mr. Piconi’s duties, responsibilities, authorities, powers or functions, (ii) a material reduction in base salary or target annual bonus, (iii) a relocation of his primary work location more than 35 miles, or (iv) a material breach by the Company of any written agreement with Mr. Piconi. However, “Good Reason” will only exist if Mr. Piconi gives the Company notice within 60 days after the first occurrence of any of the foregoing events and the Company fails to correct the matter within 30 days following receipt of such notice.

Pursuant to the terms of his Employment Agreement and a separate confidentiality agreement, Mr. Piconi is subject to (i) customary invention assignment and confidentiality restrictions and (ii) non-compete and employee non-solicit covenants for 12 months following a termination of employment.

Mr. Beer and Mr. Ladwa’s Employment Agreements

Mr. Beer and Mr. Ladwa’s employment agreements provides for certain payments and benefits upon termination of the executive’s employment. The material terms of these arrangements are described below:

●	Termination without cause or for good reason. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, then the executive will be entitled to receive, (i) an amount of cash equal to one times the executive’s annual base salary, (ii) a pro-rated target annual bonus for the year in which termination occurs, and (iii) eighteen months of Company COBRA continuation coverage at subsidized active employee rates.

●	Termination in connection with a change in control. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, then the executive will be entitled to receive, (i) a cash payment equal to 1.5 times the sum of his base salary and his target annual bonus, (ii) a pro-rated target bonus for the year of termination, (iii) accelerated vesting of all unvested equity awards, and (iv) up to 18 months of continued medical, dental or vision coverage pursuant to COBRA at subsidized active employee rates.

For purposes of Mr. Beer and Mr. Ladwa’s employment agreements, the following definitions apply:

“Cause” generally has the same definition ascribed to such term in the Retention Bonuses

“Change in Control” generally has the same definition ascribed to such term in Mr. Piconi’s employment agreement.

“Good Reason” generally exist in the event any of the following actions are taken without the executive’s written consent: (i) a material reduction in the executive’s duties, responsibilities, authorities, powers or functions, (ii) a material reduction in base salary or target annual bonus, or (iii) a relocation of the executive’s primary work location more than 60 miles. However, “Good Reason” will only exist if the executive gives the Company notice within 60 days after the first occurrence of any of the foregoing events and the Company fails to correct the matter within 30 days following receipt of such notice.

Pursuant to the terms of their employment agreements, each of Mr. Beer and Mr. Ladwa agreed to the Company’s standard Employee Confidentiality, Non-Disclosure, and Inventions Assignment Agreement, which includes (i) customary invention assignment and confidentiality provisions and (ii) an employee non-solicit covenant for 12 months post-termination of employment.

The 2022 Plan and the Inducement Plan

In addition, upon a change in control, an executive who is employed at the time of such change in control is entitled to accelerated vesting of any outstanding awards granted under the 2022 Plan or the Inducement Plan, provided that such awards are not otherwise continued, assumed, or substituted by the surviving entity. In such circumstances, all outstanding awards will fully vest immediately prior to the consummation of the change in control, with any performance-based vesting conditions deemed satisfied at target performance.

For purposes of the 2022 Plan and the Inducement Plan, “Change in Control” generally has the same definition ascribed to such term in Mr. Piconi’s employment agreement.

Policies and Practices Relating to the Timing of Equity Awards

Our general practice is not to grant equity awards in anticipation of the release of material nonpublic information or to time such releases for the purpose of affecting the value of executive compensation. The compensation committee uses its business judgment to determine the size of equity awards. Although we do not have a formal policy with respect to the timing of equity award grants, the compensation committee has historically granted awards on a predetermined annual schedule or in connection with an individual’s commencement of employment.

During 2025, we did not grant stock options to our named executive officers during the four business days prior to, or the one business day following, the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information. In addition, the compensation committee did not time the disclosure of material nonpublic information to affect the value of executive compensation.

Clawback Policy

In 2023, we adopted a compensation recovery, or “clawback,” policy (the “Clawback Policy”), effective October 2, 2023, in accordance with the listing standards of the NYSE and Exchange Act Rule 10D-1. Under the Clawback Policy, which applies to the Company’s current and former executive officers (as defined under Exchange Act Rule 10D-1), the Company is required to recoup, on a pre-tax basis, the amount of any erroneously awarded compensation (as defined in the Clawback Policy) within a specified lookback period in the event of any accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exceptions. The compensation committee oversees and administers the Clawback Policy. The full text of the Clawback Policy was included as Exhibit 97 to our Annual Report on Form 10K for the fiscal year ended December 31, 2025.

Non-Executive Director Compensation

The following table sets forth the compensation earned by or paid to each of our non-executive directors during the year ended December 31, 2025. Mr. Piconi served as a member of our Board in 2025; however, he is compensated as an employee for his service as our Chief Executive Officer and does not receive additional compensation for his service as a director. See “Executive Compensation — 2025 Summary Compensation Table” above for information regarding Mr. Piconi’s compensation.

2025 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Larry M .Paulson	75,000	169,189	244,189
Bill Gross(2)	18,750	52,500	71,250
Stephanie Unwin	75,000	147,120	222,120
Thomas Ertel	75,000	169,189	244,189
Mary Beth Mandanas	75,000	169,189	224,189
Theresa Fariello	75,000	147,120	222,120
Dylan Hixon(3)	56,250	103,371	159,878

(1)	Amounts reflect the grant date fair value of stock awards granted during the applicable year computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards in Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025. The number of RSUs granted to each non-employee director was determined by dividing the intended RSU award value, as described below, by the average price of our common stock for the twenty (20) trading days immediately preceding the reference date prescribed by our stock grant procedures.

(2)	Mr. Gross resigned from the Board effective March 31, 2025. Amounts reflect the director compensation Mr. Gross earned as a director for the period January 1, 2025 to March 31, 2025, as well as cash payments and a stock award granted for Mr. Gross’s consulting services rendered in the remainder of 2025.

(3)	Mr. Hixon was elected as a director effective March 31, 2025. Amounts reflect the compensation Mr. Hixon earned for the period March 31, 2025 to December 31, 2025.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2025 by each non-employee director. None of our non-employee directors held any outstanding option awards as of December 31, 2025.

Name	Total Stock Awards Outstanding
Larry Paulson	161,132
Bill Gross	50,000
Stephanie Unwin	232,104
Thomas Ertel	161,132
Mary Beth Mandanas	161,132
Theresa Fariello	168,440
Dylan Hixon	98,449

We maintain a non-executive director compensation program whereby each non-executive director receives the following amounts for their service on the Board:

●	an annual cash retainer of $75,000, paid quarterly in arrears;

●	a grant of RSUs with an approximate value of $200,000 upon the non-executive director’s initial election or appointment to the Board (the “Initial Award”);

●	if the non-executive director has served on our Board for at least six months as of the date of an annual meeting of stockholders, a grant of RSUs with an approximate value of $100,000 (the “Annual Award”); and

●	a grant of RSUs with an approximate value of $15,000 if the non-executive director is the chair of a committee.

The Initial Award will vest in three annual installments on each anniversary of the date of grant, subject to the director’s continued service on the Board through each such anniversary. Annual Awards will vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, in each case subject to the director’s continued service on the Board through such date. In the event of a change in control, both the Initial Award and Annual Awards will vest in full, provided that the non-executive director remains in service through such change in control.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2026 by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

●	each current named executive officer and director of the Company; and

●	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power”, which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. The beneficial ownership percentages set forth in the table below are based on 174,146,636 shares of Common Stock issued and outstanding as of the Record Date.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock. Unless otherwise indicated, the business address of each of the directors and executive officers of each of the directors and executive officers of the Company is 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers and Directors:
Robert Piconi(1)	23,417,827	13.4%
Michael Beer(2)	1,075,945	*
Akshay Ladwa(3)	2,141,336	1.2%
Theresa Fariello(4)	299,064	*
Dylan Hixon(5)	998,514	*
Thomas Ertel(6)	365,788	*
Mary Beth Mandanas(7)	350,838	*
Larry M. Paulson(8)	1,111,024	*
Stephanie Unwin(9)	278,092	*
All Directors and Current Executives Officers of Energy Vault as a Group (9 individuals)(10)	30,038,428	17.2%
Five Percent Holders:
SoftBank Vision Fund (AIV M2) L.P.(11)	15,535,631	8.9%

*	Means less than 1%.

(1)	The amount of Common Stock reported as beneficially owned herein includes (i) 9,389,129 shares of Common Stock held directly by Mr. Piconi, (ii) 11,728,698 shares of Common Stock in which Mr. Piconi maintains sole voting control pursuant to irrevocable proxies, and (iii) 2,300,000 shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date.

(2)	Includes 350,000 shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date.

(3)	Includes 600,000 shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date.

(4)	Includes 140,114 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date.

(5)	Includes 900,065 shares of Common Stock held directly by Arden Road Investments LLC. Mr. Hixon is the sole trustee of the Dylan Trust under the JMH-ICH Lex Trust which holds shares in Arden Road Investments LLC. Mr. Hixon manages and maintains investment and dispositive power over the securities held by Arden Road Investments LLC. As such, Mr. Hixon may be deemed to share beneficial ownership of the Common Stock held directly by Arden Road Investments LLC. Mr. Hixon disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The business address of Arden Road Investments LLC is 1075 Main St. Suite 200, Waltham, MA 02451.

(6)	Includes 161,132 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date.

(7)	Includes 161,132 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date.

(8)	Includes (i) 161,132 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date and (ii) 609,256 shares of Common Stock held through the Larry M Paulson and Gretchen V Paulson Family Trust dated September 4, 2019, and any amendments thereto (the “Paulson Trust”). Mr. Paulson is trustee of the Paulson Trust, and as a result, may be deemed to be the beneficial owner of the securities held by the trust, but disclaims beneficial ownership of any shares.

(9)	Includes 140,114 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date.

(10)	Includes (i) 3,250,000 shares of Common Stock underlying stock options that are currently exercisable or will be exercisable within 60 days of the Record Date and (ii) 763,624 shares of Common Stock underlying restricted stock units that vest within 60 days as of the Record Date.

(11)	Based on a Form 4 filed on January 20, 2026. Consists of 15,535,631 shares of Common Stock held directly by SoftBank Vision Fund (AIV M2) L.P. SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SoftBank Vision Fund (AIV M2) L.P. in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SoftBank Vision Fund (AIV M2) L.P., SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund (AIV M2) L.P.’s investments. As a result, SBIA UK may be deemed to share beneficial ownership over the securities reported herein. The business address of SoftBank Vision Fund (AIV M2) L.P. is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SBIA UK is 69 Grosvenor Street, London W1K 3JP, United Kingdom.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2023, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in “Executive and Director Compensation” section and the transactions described below.

Related Party Transactions

On May 19, 2023, we entered into a patent license option agreement with Continuum Renewables, Inc., (“Continuum”), an affiliate of Bill Gross, a former member of our Board who served until March 31, 2025. The option agreement granted Continuum an option to enter into licensing agreements in certain territories to use the Company’s gravity storage technology in exchange for a fee of $0.5 million. Continuum exercised its option for one of the territories on June 30, 2023 and paid the Company an additional $0.5 million.

Indemnification agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and procedures for related party transactions

We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, a “related person” is (i) any person who is or was a director or executive officer of the company or is a nominee for election as a director (as such terms are defined below) of the company at any time since the beginning of the last fiscal year; (ii) any individual or entity known to us to be the beneficial owner of more than five percent (5%) of any class of our voting securities at the time of the occurrence or existence of a related party transaction; (iii) any immediate family member of an individual identified under (i) and (ii) above; (iii) any other family members (cousins, etc.) over which an individual identified under (i) and (ii) above has control or influence, or who has control or influence over that individual; (iv) any entity or entities in which a person from the items above has a controlling interest, or exerts significant influence such that the entity is prevented from fully pursuing its own separate interest(s).

The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

STOCKHOLDER PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2027 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must submit the proposal in writing not later than December 18, 2026.

Stockholders intending to present a proposal at the 2027 Annual Meeting, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2027 Annual Meeting no earlier than January 29, 2027 and no later than February 28, 2027. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2027 Annual Meeting is more than 30 days before or more than 70 days after May 29, 2027, then our Secretary must receive such written notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting is first made, whichever first occurs.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act by the deadline for submitting director nominations under our Bylaws, as described above.

Stockholder proposals must be in writing and should be addressed to our Secretary, at our principal executive offices at 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362. It is recommended that stockholders submitting proposals direct them to our Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

HOUSEHOLDING

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Proxy Statement and Annual Report and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.

This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our annual report and other proxy materials mailed to you, please submit a written request to our Secretary, at 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362, or call our Investor Relations at 929-232-3561, and we will promptly send you what you have requested. You can also contact our Secretary or Investor Relations if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting of Stockholders is attached to this Proxy Statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

We have retained Alliance Advisors for the solicitation of proxies for a fee of $13,000 plus out-of-pocket expenses. In addition, we may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

We intend to file a proxy statement and proxy card with the SEC in connection with the solicitation of proxies for our 2026 Annual Meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding the business or financial performance. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of the 2025 Annual Report, and in any periodic reports on Form 10-Q and current reports on Form 8-K, that it files with the SEC from time to time.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, BUT NOT INCLUDING EXHIBITS), WHICH WE FILED WITH THE SEC ON MARCH 18 2026, WILL BE PROVIDED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD ON MARCH 31, 2026 UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO MS. AMY BLAKEWAY, SECRETARY, ENERGY VAULT HOLDINGS, INC., 4165 East Thousand Oaks Blvd., Suite 100, Westlake Village, CA 91362. A reasonable fee will be charged for copies of exhibits. You also may access this Proxy Statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our 2025 Annual Report, at https://www.energyvault.com/. The information contained on our website, other than this Proxy Statement, is not considered proxy solicitation material and is not incorporated by reference herein.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V88588-P49042 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ENERGY VAULT HOLDINGS, INC. 4165 EAST THOUSAND OAKS BLVD, SUITE 100 WESTLAKE VILLAGE, CA 91362 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NRGV2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 28, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ENERGY VAULT HOLDINGS, INC. Nominees: 2. Ratification of the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. Election of Class II members of the Board of Directors. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR proposal 2: 01) Stephanie Unwin 02) Theresa Fariello 03) Thomas Ertel SCAN TO VIEW MATERIALS & VOTEw

V88589-P49042 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. ENERGY VAULT HOLDINGS, INC. Annual Meeting of Shareholders May 29, 2026 12:00 PM ET This proxy is solicited by the Board of Directors The shareholders hereby appoint Robert Allen Piconi (CEO) and Amy Blakeway (Chief Legal Officer), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ENERGY VAULT HOLDINGS, INC. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 12:00 PM ET on May 29, 2026, virtually at: www.virtualshareholdermeeting.com/NRGV2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side